Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces First Quarter 2019 Results

Englewood, Colorado – May 9, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (NASDAQ: UPL) announces financial and operating results for the quarter ended March 31, 2019.

Financial and Operating Highlights:

•	First quarter production averaged 691 million cubic feet equivalent per day (MMcfe/d), above the mid-point of guidance,

•	Net income for the quarter was $40.7 million and adjusted EBITDA(5) was $114.7 million, both of which were favorably impacted by improved Rockies realized natural gas prices,

•	First quarter capital investment totaled $92.4 million, in line with timing expectations for full-year capital budget of $320 to $350 million,

•	The Company brought 27 gross operated vertical wells online with average 24-hour initial production (IP) rates of 6.5 MMcfe/d,

•	Total net debt was reduced by $80.4 million in the quarter and the balance on the Credit Facility at March 31, 2019 was $38.0 million, a reduction of $66.0 million from year end, and

•	Additional financial and operating highlights can be found in the new investor presentation posted at www.ultrapetroleum.com.

“The results from the first quarter demonstrate very good progress toward our objectives outlined for 2019. Net debt was reduced by more than $80 million, including the successful execution of our follow-on 2nd lien debt exchanges. Production volumes exceeded our mid-point of guidance, driven by strong base production and development activity executed ahead of schedule. In 2019, we will continue to prioritize our efforts toward strengthening the balance sheet, expanding margins through continued cycle-time and cost reductions and optimizing the value of our assets,” said Ultra Petroleum’s President and CEO Brad Johnson.

First Quarter Financial Results

During the first quarter of 2019, total revenues increased 20% to $271.5 million as compared to $225.4 million during the first quarter of 2018. This increase was driven by improved pricing, relative to last year, for Rockies natural gas sold into the Opal / Northwest Rockies delivery point. The net realized price of natural gas, excluding hedging was $4.13 per Mcf in the first quarter of 2019, compared to $2.66 per Mcf in the same period of 2018. The Company’s average realized oil and condensate price, excluding hedging was $53.70 per barrel (Bbl) for the quarter ended March 31, 2019 as compared to $60.90 per Bbl for the same period in 2018. The Company produced 62.2 billion cubic feet equivalent (Bcfe) of natural gas and oil, comprised of 59.6 billion cubic feet (Bcf) of natural gas and 437.0 thousand barrels (MBbls) of oil and condensate, a decrease from 72.3 Bcfe in the same period of 2018. The decrease in production was the result of the Company’s reduced capital investment program through the second half of 2018 and into 2019 in order to focus on cash flow and debt reduction in the face of decade-low regional gas pricing. Additionally, 2019 does not include any volumes from the Utah assets that were sold in September 2018.

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During the first quarter of 2019, Ultra Petroleum’s average realized price was $3.07 per Mcfe which includes the impact of derivative settlements, compared to $3.10 per Mcfe in the same period of 2018. This reflects the impact of the net losses on derivative settlements of $78.6 million in the first quarter of 2019 compared to the net gain of $1.1 million in the same period of 2018.

Ultra Petroleum’s reported net income was $40.7 million, or $0.21 per diluted share. The Company reported adjusted net income(1) of $27.2 million, or $0.14 per diluted share, for the quarter ended March 31, 2019.

Pinedale Vertical Program

During the first quarter, the Company ran a three-rig program in the Pinedale field, with vertical well costs remaining in line with historic averages at $3.15 million, including approximately $0.1 million of incremental data gathering costs. Ultra Petroleum brought online 27 gross (26.1 net) operated vertical wells in Pinedale. The average 24-hour IP rate for the new operated vertical wells brought online in the quarter was 6.5 MMcfe/d.

Pinedale Horizontal Update

As previously announced, the Company completed a horizontal well in January which was drilled in 2018. The Warbonnet 13-13-A-1H well was completed in approximately 6,100 feet of lateral in the Lower Lance A1 zone. This well posted a 24-hour IP rate of 17.5 MMcfe/d (2.9 MMcfe/d per 1,000 feet of lateral). This completion utilized understanding from our updated petrophysical model to target high grade intervals and deliver a more effective completion.

“The productivity from the horizontal DUC we completed earlier this year is very positive. This completion utilized new understanding from our reservoir characterization project that targeted intervals using a refined model for high-grading rock quality along the lateral. At close to 3 MMcfe/d per 1,000 feet of lateral, this well ranks fourth among the 19 horizontal wells the Company has brought on-line to date. More importantly, the results affirm the potential for resource expansion and validates our ongoing technical work to enhance value in Pinedale,” said Ultra Petroleum’s SVP and COO Jay Stratton.

Hedging Activity

The Company will continue to hedge in order to provide a degree of certainty of cash flows along with being opportunistic in a strengthening natural gas and Rockies basis market. Management also works to balance the ability to provide upside exposure for the Company as the increase in future commodity prices has a meaningful impact on our cash flows on unhedged volumes given our low operating costs. During the first quarter we executed on hedging programs for the second and third quarters of 2020 utilizing a combination of costless collars and deferred premium puts. Management believes these products help provide a solid floor price and margin for the Company, while allowing Ultra Petroleum to participate in upward price movements in natural gas.

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The table below provides a summary of the hedges in place as of April 30, 2019:

	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020
Natural Gas Swaps:
Volume (MMBtu/d)	520,000	515,000	468,333	270,000	—	—
NYMEX ($/MMBtu)	$2.76	$2.78	$2.78	$2.78	$—	$—
Natural Gas Collars:
Volume (MMBtu/d)	—	15,000	15,000	130,000	236,000	175,000
NYMEX Floor ($/MMBtu)	$—	$2.80	$2.90	$2.78	$2.35	$2.41
NYMEX Ceiling ($/MMBtu)	$—	$3.10	$3.15	$3.23	$2.83	$2.85
Natural Gas Puts:
Volume (MMBtu/d)	—	—	—	—	114,000	160,000
NYMEX Strike Price ($/MMBtu)	$—	$—	$—	$—	$2.35	$2.41
Oil Swaps:
Volume (Bbl/d)	4,000	4,000	3,500	2,500	1,500	1,000
NYMEX ($/Bbl)	$58.41	$58.59	$59.88	$60.42	$60.33	$60.00
Natural Gas Basis Swap Contracts:
NW Rockies Volume (MMBtu/d)(a)	320,000	420,000	243,750	85,000	—	—
Price Differential ($/MMBtu)	$(0.62)	$(0.59)	$(0.56)	$(0.15)	$—	$—

(a)	Represents swap contracts that fix the basis differentials for gas sold at or near Opal, Wyoming.

Operating Costs

Beginning with the first quarter of 2019, the Company has changed the estimate for the allocation of certain administrative overhead costs between lease operating expenses (LOE) and general and administrative (G&A) expenses for overhead costs associated with the production and operations of our wells. The result is lower LOE offset by a higher G&A. This change in estimate methodology does not impact the summation of LOE and cash G&A expenses, a combination the Company refers to as controllable cash costs. In the first quarter of 2019, controllable cash costs were $0.35 per Mcfe as compared to $0.48 in the first quarter of 2018.

The table below shows the previous guidance of LOE and cash G&A for the first quarter along with actual performance:

	1Q19 Guidance	1Q19 Guidance (adjusted LOE and G&A)	1Q19 Results (adjusted LOE and G&A)
LOE	$0.32 – 0.36	$0.28 – 0.32	$0.28
Cash G&A	$0.01 – 0.04	$0.05 – 0.08	$0.07

Controllable Cash Costs	$0.33 – 0.40	$0.33 – 0.40	$0.35

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“The change in estimate results in a re-classification of about 4 cents from LOE to G&A. For the first quarter 2019, Ultra’s controllable cash costs of $0.35 per Mcfe beat our guidance midpoint and ranks among the lowest levels among our peers,” said Ultra Petroleum’s SVP and CFO, David Honeyfield.

Production taxes are directly correlated to realized natural gas and crude oil pricing, excluding hedges. Given the benefit of higher realized prices, excluding hedges, in the first quarter of 2019, the attendant production tax expense of $0.49 per Mcfe was higher than in the prior year.

2019 Guidance

The Company reaffirms its 2019 capital investment plan of $320 to $350 million and its full-year production guidance of 240 to 250 Bcfe. The Company is currently maintaining a three-rig operated program focused on vertical development in Pinedale. In the second quarter, the average daily production rate is expected to range between 660 to 680 MMcfe/d.

The following table presents the Company’s expected per unit of production expenses for the full-year and second quarter of 2019.

2019 Expenses (per Mcfe)	2Q19 Guidance	Full-Year 2019 Guidance
Lease Operating Expense	$0.28 – 0.32	$0.28 – 0.32
Facility Lease Expense	$0.10 – 0.12	$0.10 – 0.12
Production Taxes	$0.26 – 0.32	$0.34 – 0.40
Gathering Fees, net	$0.27 – 0.31	$0.27 – 0.31
Transportation Charges	$0.00 – 0.00	$0.00 – 0.01
Cash G&A	$0.05 – 0.08	$0.05 – 0.08
DD&A	$0.80 – 0.88	$0.80 – 0.88
Cash Interest Expense	$0.58 – 0.63	$0.58 – 0.63

Production tax guidance for the second quarter assumes a $2.31 per MMBtu Henry Hub natural gas price and a $66.42 per Bbl NYMEX crude oil price, and the full-year 2019 period assumes a $2.95 per MMBtu Henry Hub natural gas price and a $63.90 per Bbl NYMEX crude oil price.

Conference Call and Webcast

The Company will host a conference call Thursday, May 9, 2019, at 10:00 a.m. Mountain Time (12:00 p.m. Eastern Daylight Time) to discuss the Company’s first quarter 2019 results. There will be prepared remarks from the Company’s management, followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 1-877-371-5742, or 1- 629-228-0726 for international calls, and using Conference ID: 5968079. Interested parties may also listen over the internet at www.ultrapetroleum.com. A replay of the call will be available on the Company’s website.

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Ultra Petroleum Corp.

Selected Operating and Financial Data

All amounts expressed in US$000’s, except per share data

	For the Quarter Ended
	March 31,
	2019	2018
Volumes:
Natural gas (Mcf)	59,574	68,233
Oil and condensate (Bbls)	437	678

Mcfe - Total	62,196	72,301

Revenues:
Natural gas sales	$245,989	$181,462
Oil sales	23,465	41,284
Other revenue	2,007	2,628

Total operating revenues	271,461	225,374

Expenses:
Lease operating expenses	17,225	21,764
Facility lease expense	6,645	6,156
Production taxes	30,175	23,270
Gathering fees	19,880	23,055

Total lease operating costs	73,925	74,245

Depletion and depreciation	51,653	50,540
General and administrative	7,052	12,688
Other expenses	684	213

Total operating expenses	133,314	137,686

Other (expense) income, net	166	(32)
Interest expense	(33,327)	(35,837)
Deferred gain on sale of liquids gathering system	—	2,638
Realized gain (loss) on commodity derivatives	(78,631)	1,076
Unrealized gain (loss) on commodity derivatives	14,292	(7,606)

Total other (expense) income, net	(97,500)	(39,761)
Income (loss) before income taxes	40,647	47,927
Income tax provision	(27)	434

Net income (loss)	$40,674	$47,493

Adjusted Net Income Reconciliation:
Net income (loss)	$40,674	$47,493
Unrealized (gain) loss on commodity derivatives	(14,292)	7,606
Other	684	213

Adjusted net income (1)	$27,066	$55,312

Operating cash flow (2)(7)	$79,560	$112,024

(see non-GAAP reconciliation)
Adjusted EBITDA (5)	$114,682	$148,295

(see non-GAAP reconciliation)
Weighted average shares (000’s)
Basic	197,383	196,550
Diluted	197,801	196,550
Earnings (loss) per share
Net income (loss) - basic	$0.21	$0.24
Net income (loss) - diluted	$0.21	$0.24

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Adjusted earnings per share (1)
Adjusted net income - basic	$0.14	$0.28
Adjusted net income - diluted	$0.14	$0.28
Realized Prices
Natural gas ($/Mcf), excluding realized gain on commodity derivatives	$4.13	$2.66
Natural gas ($/Mcf), including realized gain on commodity derivatives	$2.77	$2.68
Oil liquids ($/Bbl), excluding realized gain on commodity derivatives	$53.70	$60.90
Oil liquids ($/Bbl), including realized gain on commodity derivatives	$59.58	$60.36
Costs Per Mcfe
Lease operating expenses	$0.28	$0.30
Facility lease expense	$0.11	$0.09
Production taxes	$0.49	$0.32
Gathering fees (net)	$0.29	$0.28
Depletion and depreciation	$0.83	$0.70
General and administrative - total	$0.11	$0.18
Interest expense	$0.54	$0.50

	$2.65	$2.37

Adjusted Margins
Adjusted Net Income Margin (3)	14%	25%
Adjusted Operating Cash Flow Margin (4)(7)	41%	50%
Adjusted EBITDA Margin (6)	59%	66%

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Ultra Petroleum Corp.

Supplemental Balance Sheet Data

All amounts expressed in US$000’s

	As of
	March 31,	December 31,
	2019	2018
	(Unaudited)
Cash and cash equivalents	$10,469	$17,014
Outstanding debt
Credit Agreement	38,000	104,000
Term Loan, secured due 2024	975,068	975,000
Second Lien Notes, secured, due 2024	575,149	545,000
6.875% Senior Notes, unsecured due 2022	150,439	195,035
7.125% Senior Notes, unsecured due 2025	225,000	225,000

Outstanding debt	$1,963,656	$2,044,035
Add: Unamortized Premium	235,941	$228,096
Less: Deferred financing costs	(54,161)	(56,650)

Total outstanding debt, net	$2,145,436	$2,215,481

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)

All amounts expressed in US$000’s

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the Company’s financial information.

	For the Quarter Ended
	March 31,
	2019	2018
Net cash provided by operating activities	$150,690	$151,996
Net changes in operating assets and liabilities and other non-cash or non-recurring items (7)	(71,130)	(39,972)

Operating Cash Flow (2)(7)	$79,560	$112,024

Reconciliation of Earnings before Interest, Taxes, Depletion and Amortization (unaudited)

All amounts expressed in US$000’s

The following table reconciles net income (loss) as derived from the Company’s financial information with earnings before interest, taxes, depletion, and amortization and certain other non-recurring or non-cash charges (Adjusted EBITDA)(5):

	For the Quarter Ended
	March 31,
	2019	2018
Net income	$40,674	$47,493
Interest expense	33,327	35,837
Depletion and depreciation	51,653	50,540
Unrealized (gain) loss on commodity derivatives	(14,292)	7,606
Deferred gain on sale of liquids gathering system	—	(2,638)
Stock compensation expense	841	8,810
Debt exchange expenses	1,822	—
Taxes	(27)	434
Other expenses	684	213

Adjusted EBITDA (5)	$114,682	$148,295

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the Company’s peers and of prior periods.

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Management presents the following measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(1)

Adjusted Net Income is defined as Net income adjusted to exclude certain income or expense amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items such as debt restructuring costs, office closure and relocation costs.

(2)

Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(3)	Adjusted Net Income Margin is defined as Adjusted Net Income divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(4)	Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(5)

Earnings before interest, taxes, depletion and amortization (Adjusted EBITDA) is defined as Net income (loss) adjusted to add back interest, taxes, depletion and amortization and certain other non-recurring or non-cash charges. Management believes that the non-GAAP measure of Adjusted EBITDA is useful as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(6)	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(7)	For the quarter ended March 31, 2019 and 2018, reorganization items, net and contract settlement expense are considered non-recurring items and are excluded from operating cash flow.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. This news release also includes forward-looking statements about the Company’s borrowing base, which is based in part upon estimates of the Company’s proved reserves. There are numerous uncertainties inherent in estimating proved reserves, including projecting future rates of production and timing of development. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, the Company’s ability to decrease its leverage or fixed costs, increased competition, the timing and extent of changes in prices for oil and gas,

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particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com

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